Exhibit 21.1
SUBSIDIARIES OF INHIBTEX, INC.
Registrant—Inhibitex, Inc. (a Delaware corporation)

State
of
Name of Subsidiary	Incorporation
FermaVir Pharmaceuticals, Inc. (f/k/a Frost Acquisition Corp)	Delaware
FermaVir Research, Inc.	Delaware